Exhibit 77C

File number 811-7540


Global High Income Dollar Fund Inc.


On February 19, 1998 the Fund's
stockholders elected
board members and
ratified the selection of independent
auditors.
Pursuant to Instruction 2 of Sub-
Item 77C of Form N-SAR, it is not
necessary to provide
in this exhibit details
concerning shareholder action on these two proposals since there were no solicitations in opposition to the registrant's nominees and all of the nominees were elected.